Exhibit 99.1

Contact:  Patrick Kane

(412) 553-7833

Equitable Resources Reports Second Quarter Earnings;
Announces Acceleration of Horizontal Drilling Program

PITTSBURGH, July 26, 2007/ PRNewswire-FirstCall/ — Equitable Resources, Inc. (NYSE: EQT) today announced second quarter 2007 earnings per diluted share of $0.87, compared with $0.36 reported in the second quarter 2006.  During the second quarter 2007, the Company recognized a $119.4 million pre-tax gain related to the agreements with Range Resources Corporation to jointly develop the Nora Field in southwestern Virginia.

Quarterly Results by Business

Equitable Supply

Equitable Supply’s operating income for the 2007 second quarter totaled $71.2 million, 9% higher than the $65.4 million earned in the same period last year.  Total operating revenues were $127.9 million, $8.6 million higher than the 2006 second quarter total of $119.3 million.  Production sales volumes increased by 0.3 Bcfe to 19.4 Bcfe as volumes from new wells more than offset normal declines and the 0.6 Bcfe from wells sold in the Nora transaction.  The average well-head sales price increased by 8% to $5.07 per Mcfe.

Gathering operating income was $7.9 million, $0.9 million lower than the second quarter 2006.  As a result of the gathering asset contribution to Nora Gathering, LLC, gathered volumes, gathering revenues and gathering-related expenses related to the Nora Field gathering activities are no longer included in Equitable Supply’s operating results.  The Company reported Equity in Earnings of $0.6 million from its ownership in Nora Gathering, LLC.

Total operating expenses for the 2007 second quarter totaled $56.7 million compared to $53.9 million in the 2006 second quarter.  Higher depreciation, depletion and amortization, gathering and compression expense and production taxes account for most of the increase in operating expenses.  Partially offsetting the increases were a decrease in expenses due to the Nora Field transaction, lower selling, general and administrative expenses related to reserves established in the second quarter 2006 for the West Virginia royalty disputes and other legal expenses.

During the quarter, the Company drilled 157 gross operated wells, compared with 114 wells for the same period in 2006.  The Company is on track to drill 650 gross operated wells in 2007, including at least 70 horizontal wells, and reiterates its sales forecast of between 77 and 78 Bcfe this year.

Equitable Utilities

Equitable Utilities had operating income for the second quarter of $10.9 million compared to $13.9 million reported for the same period last year.  Net operating revenues increased to $48.4 million from $45.8 million in 2006, primarily due to higher weather-related Distribution net revenues partially offset by lower Marketing net revenues.

Total operating expenses for the quarter increased by $5.6 million from $31.9 million in 2006 to $37.5 million in 2007.  Operating expenses for the 2007 quarter included $4.3 million of costs associated with planning for the integration of The Peoples Natural Gas Company and Hope Gas, Inc. while the Company continues to pursue the required regulatory approvals.  On July 3, 2007, the Company agreed not to exercise its termination right under the agreement to acquire Peoples and Hope prior to September 1, 2007.

Other Business

Horizontal Drilling

Since September 2006, the Company has drilled 30 horizontal wells.  The Company’s engineering projections and cost estimates have been revised to incorporate experience to date.  A revised decline curve and summary economics are posted on the Company’s website, reflecting an 8% reduction in estimated cost per well to $1.2 million, a 17% increase in the expected reserve recovery and a higher expected after-tax return of 17%, up from 15%.  Based on the encouraging results of the horizontal program, the Company decided in the second quarter to exclusively drill Kentucky shale wells horizontally.

Nora Field

On May 17, 2007, Equitable and Range Resources Corporation completed the majority of the transactions contemplated under agreements to jointly develop the Nora Field in southwestern Virginia.  The Company agreed to sell 81 Bcf of proved reserves and contribute its Nora gathering assets to a limited liability company, which is 50% owned by the Company.  Equitable recorded a gain of $147.8 million on the transaction and a loss of $28.4 million as the Company reduced its hedge position as a result of the sale.

Executive Performance Incentive Programs

The Company has an Executive Performance Incentive Program (EPIP) designed to align management’s long-term incentive compensation to the absolute and relative returns earned by the Company’s shareholders.  The expense of this program, which vests on December 31, 2008, varies based in part on changes in Equitable’s stock price.  The EPIP expense for the quarter was $20.8 million, consistent with an increase in plan assumptions.

Hedging

The Company’s hedge position declined by 7.3 Bcf in conjunction with the Nora Field transaction.  The approximate volumes and prices of Equitable’s hedges for the last six months of 2007 through 2009 are:

	2007**	2008	2009
Swaps
Total Volume (Bcf)	26	50	37
Average Price per Mcf (NYMEX)*	$4.72	$4.62	$5.91

	2007**	2008	2009
Collars
Total Volume (Bcf)	5	10	10
Average Floor Price per Mcf (NYMEX)*	$7.61	$7.61	$7.61
Average Cap Price per Mcf (NYMEX)*	$11.27	$11.27	$11.27

* The above price is based on a conversion rate of 1.05 MMbtu/Mcf

** July through December

Operating Income

The Company reports operating income by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating income (thousands):
Equitable Supply	$71,177	$65,443	$126,037	$137,426
Equitable Utilities	10,859	13,867	80,078	74,889
Unallocated expenses	(20,517)	(5,191)	(45,742)	(10,539)
Operating Income	$61,519	$74,119	$160,373	$201,776

The unallocated expenses are primarily due to executive compensation.  Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with GAAP on the attached operational and financial reports.

Equitable’s teleconference with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via Equitable’s website, http://www.eqt.com, and will be available for seven days.

Equitable Resources is an integrated energy company with emphasis on Appalachian area natural gas supply, transmission and distribution.  For information, please visit Equitable’s website, http://www.eqt.com.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online via Equitable’s website.  The slides are updated periodically.

Forward-Looking Statements

Disclosures in this press release contain forward-looking statements.  Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s drilling programs and initiatives, infrastructure projects, production and sales volumes, marketing revenues and margins, executive compensation, capital expenditures, the pending acquisition of The Peoples Natural Gas Company and Hope Gas, Inc. and the financing of that acquisition and the Company’s move to a holding company structure.  A variety of factors could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the Company’s most recently filed Form 10-K.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating revenues	$293,240	$251,207	$749,786	$681,326
Cost of sales	116,953	86,113	336,965	294,930
Net operating revenues	176,287	165,094	412,821	386,396

Operating expenses:
Operation and maintenance	25,568	25,366	53,012	48,970
Production	16,125	15,670	32,637	31,789
Selling, general and administrative	45,483	28,050	111,780	57,755
Office consolidation impairment charges	—	(2,908)	—	(2,908)
Depreciation, depletion and amortization	27,592	24,797	55,019	49,014
Total operating expenses	114,768	90,975	252,448	184,620

Operating income	61,519	74,119	160,373	201,776

Gain on sale of assets, net	119,401	—	119,401	—

Gain on sale of available-for-sale securities	—	—	1,042	—

Equity in earnings (losses) of nonconsolidated investments	666	(124)	775	50

Interest expense	9,483	9,995	21,763	22,952
Income before income taxes	172,103	64,000	259,828	178,874
Income taxes	64,760	20,091	95,867	62,606

Net income	$107,343	$43,909	$163,961	$116,268

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	121,356	120,128	121,289	119,823
Net income	$0.88	$0.37	$1.35	$0.97

Diluted:
Weighted average common shares outstanding	122,837	122,044	122,806	121,899
Net income	$0.87	$0.36	$1.34	$0.95

(A)      Due to the seasonal nature of the Company’s natural gas distribution and energy marketing business, and the volatility of gas and oil commodity prices, the interim statements for the three and six month periods are not indicative of results for a full year.

EQUITABLE SUPPLY

OPERATIONAL AND FINANCIAL REPORT

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

OPERATIONAL DATA

Production:
Natural gas and oil production (MMcfe)	21,024	20,381	41,440	39,963
Company usage, line loss (MMcfe)	(1,621)	(1,266)	(2,699)	(2,519)
Total sales volumes (MMcfe)	19,403	19,115	38,741	37,444
Average (well-head) sales price ($/Mcfe)	$5.07	$4.71	$4.88	$4.90

Lease operating expenses excluding production taxes ($/Mcfe)	$0.31	$0.31	$0.32	$0.30
Production taxes ($/Mcfe)	$0.46	$0.46	$0.47	$0.50
Production depletion ($/Mcfe)	$0.70	$0.62	$0.70	$0.62

Gathering:
Gathered volumes (MMcfe)	24,068	26,268	53,110	53,550
Average gathering fee ($/Mcfe)	$1.12	$1.01	$1.11	$1.00
Gathering and compression expense ($/Mcfe)	$0.49	$0.40	$0.46	$0.38
Gathering and compression depreciation ($/Mcfe)	$0.16	$0.15	$0.15	$0.14

(in thousands)
Production operating income	$63,277	$56,655	$107,224	$118,667
Gathering operating income	7,900	8,788	18,813	18,759
Total operating income	$71,177	$65,443	$126,037	$137,426

Production depletion	$14,737	$12,594	$29,069	$24,731
Gathering and compression depreciation	3,894	3,821	8,227	7,588
Other depreciation, depletion and amortization	1,469	1,034	2,801	1,976
Total depreciation, depletion and amortization	$20,100	$17,449	$40,097	$34,295

Capital expenditures (thousands)	$159,462	$68,615	$297,455	$122,527

FINANCIAL DATA (Thousands)
Production revenues	$100,954	$92,671	$194,241	$188,192
Gathering revenues	26,930	26,656	58,900	53,584
Total operating revenues	127,884	119,327	253,141	241,776

Operating expenses:
Lease operating expenses excluding production taxes	6,471	6,360	13,286	11,790
Production taxes	9,655	9,310	19,351	19,999
Gathering and compression	11,797	10,582	24,621	20,424
Selling, general and administrative	8,684	10,183	29,749	17,842
Depreciation, depletion and amortization	20,100	17,449	40,097	34,295
Total operating expenses	56,707	53,884	127,104	104,350

Operating income	$71,177	$65,443	$126,037	$137,426

Gain on sale of assets, net	$119,401	$—	$119,401	$—
Equity in earnings (losses) of nonconsolidated investments	$633	$(124)	$706	$(18)

EQUITABLE UTILITIES

OPERATIONAL AND FINANCIAL REPORT

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

OPERATIONAL DATA
Heating degree days (30-year average: Qtr - 705; YTD - 3,635)	617	565	3,465	3,103

Residential sales and transportation volumes (MMcf)	3,301	2,656	15,251	12,861
Commercial and industrial volumes (MMcf)	5,632	4,667	15,638	13,750
Total throughput (MMcf) - Distribution	8,933	7,323	30,889	26,611

Net operating revenues (thousands):
Distribution
Residential	$19,093	$16,648	$60,268	$53,167
Commercial & industrial	7,553	6,589	25,510	22,668
Other	2,115	1,697	3,991	3,204
Total Distribution	28,761	24,934	89,769	79,039
Pipeline	14,327	13,868	32,443	38,937
Marketing	5,315	6,965	37,468	26,644
Total net operating revenues	$48,403	$45,767	$159,680	$144,620

Operating income (thousands):
Distribution (regulated)	$958	$2,285	$30,261	$29,571
Pipeline (regulated)	5,123	5,150	13,920	19,348
Marketing	4,778	6,432	35,897	25,970
Total operating income	$10,859	$13,867	$80,078	$74,889

Capital expenditures (thousands)	$18,616	$13,626	$38,207	$29,080

FINANCIAL DATA (Thousands)
Distribution revenues (regulated)	$71,560	$61,594	$281,969	$283,303
Pipeline revenues (regulated)	14,949	14,239	33,286	39,636
Marketing revenues	96,950	75,840	225,648	181,237
Less: intrasegment revenues	(11,347)	(12,646)	(25,679)	(30,451)
Total operating revenues	172,112	139,027	515,224	473,725

Purchased gas costs	123,709	93,260	355,544	329,105
Net operating revenues	48,403	45,767	159,680	144,620

Operating expenses:
Operating and maintenance	14,286	14,642	28,484	28,257
Selling, general and administrative	16,066	12,483	36,802	29,545
Office consolidation impairment charges	—	(2,396)	—	(2,396)
Depreciation, depletion and amortization	7,192	7,171	14,316	14,325
Total operating expenses	37,544	31,900	79,602	69,731

Operating income	$10,859	$13,867	$80,078	$74,889